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                                                                   EXHIBIT 3.95

                          CERTIFICATE OF INCORPORATION
                                       OF
                             NRG POWER MARKETING INC.

         FIRST. The name of the corporation is NRGPower Marketing Inc.

         SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (New Castle County). The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of capital stock, and the par value of each such share is $1.00 per share.

         FIFTH. The name and mailing address of the incorporator is Michael J. Young, 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403.

         SIXTH. The corporation is to have perpetual existence.

         SEVENTH. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law, whether adopted by them or otherwise.

         EIGHTH. Elections of directors need not be by written ballot except and the extent provided in the by-laws of the corporation.

         NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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         TENTH. No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of Delaware or
(d) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article Ninth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.

                                                    /s/ Michael J. Young
                                                    ----------------------------
                                                    Michael J. Young
                                                    Incorporator